                                                                   EXHIBIT 10.25


                 ADVERTISING, PROMOTION AND MARKETING AGREEMENT


        THIS ADVERTISING, PROMOTION AND MARKETING AGREEMENT ("Agreement") is made and entered into as of July 10, 1999 ("Effective Date"), by and between MP3.COM, INC., a Delaware corporation ("MP3.com"), having an address at 10350 Science Center Dr., Building #14, San Diego, CA 92121, and GROUPE ARNAULT, a French corporation ("Buyer"). MP3.com and Buyer may be referred to individually as a "Party" and collectively as the "Parties." MP3.com owns and operates the website located at www.mp3.com (the "Website").

        1. PURPOSE OF THIS AGREEMENT. This Agreement sets forth the terms and conditions under which (i) an affiliate of Buyer will purchase $150 million of advertising, promotion and marketing services to be provided by MP3.com for use primarily with brands associated with Buyer's affiliate LVMH Moet Hennessy Louis Vuitton ("LVMH"); and (ii) Buyer shall have the exclusive right, for a period of ninety (90) days following the effective date of the IPO, to negotiate the terms of a joint venture between Buyer (or another entity affiliated with Buyer) and MP3.com covering the territories of Europe and Asia. Concurrently with the execution of this Agreement, an affiliate of Buyer will enter into an IPO Equity Offer Agreement whereby MP3.com will offer such affiliate an opportunity to purchase registered shares of common stock of MP3.com directly from MP3.com in connection with MP3.com's initial public offering (the "IPO").

        2. ADVERTISING, PROMOTION AND MARKETING COMMITMENT. Buyer agrees to purchase from MP3.com various global advertising, promotional and marketing items and services, in the amounts and in the manner set forth in this Section
2. Such items and services shall include, but not be limited to, banner ads, portals, graphical buttons, e-mail marketing sponsorships, event and tour sponsorships, CD sampler sponsorships, webcast sponsorships, co-branded media programs, artist acquisition programs, artist and consumer education programs, other sponsorships and on- and off-line promotions and related services (collectively, "Media"). Subject to the payment conditions in Section 2.3 herein, Buyer further agrees that it shall purchase, on a prepaid basis for each quarter during the term of this Agreement, no less than the full dollar amount of Media as set forth on Exhibit A attached hereto. Should Buyer not fully use any amount of Media that it has paid for in any given quarterly period (except as provided in Section 9 herein), all of Buyer's rights to such Media shall terminate, all payment obligations of Buyer shall remain in effect and any advance payments for such quarter shall remain the sole property of MP3.com with no further obligations whatsoever with respect to the Media scheduled for such quarter.

                2.1 INITIAL QUARTER. The initial quarterly period under this Agreement shall commence on October 1, 1999 and end on December 31, 1999.

                2.2 QUARTERLY MEDIA ALLOCATION; DEFAULT ALLOCATION. No later than two weeks prior to the beginning of each quarter, Buyer and MP3.com shall meet to discuss the manner in which the Media to be purchased during such quarter shall be allocated. MP3.com and Buyer shall use their best efforts to mutually agree upon the specific allocation of such Media, and shall set forth such allocation in a written document signed by both parties no later than the first day of each quarter. Notwithstanding the foregoing, in the event MP3.com and


                                       1.

Buyer are unable to mutually agree upon the specific allocation of any quarter's Media, such quarter's Media shall be allocated in the same manner as in the prior quarter unless a particular type of Media is not available in such quarter, in which event the amount attributable to that particular Media shall be allocated proportionately among the other categories in the prior quarter. MP3.com and Buyer agree to negotiate in good faith with respect to the type, quantity, frequency, placement and price of the Media to be purchased during each quarter. Notwithstanding anything in this Agreement to the contrary, Buyer shall be required to pay, for any particular form of Media to be delivered in any quarter, a rate equal to the average price paid to MP3.com by its three largest purchasers (or, if there are less than three purchasers during the period, such lesser number of purchasers) for similar types of such Media in the immediately preceding quarter, provided, that in no event shall such rate exceed MP3.com's standard published pricing rate for such type of Media. If there were no purchasers of a particular type of Media in the immediately preceding quarter, Buyer and MP3.com shall negotiate in good faith to determine the appropriate rate for such type of Media.

                2.3 PAYMENT. Buyer shall prepay to MP3.com in immediately available, non-refundable U.S. funds $45 million no later than July 13, 1999. MP3.com may terminate all arrangements pursuant to this Agreement and the IPO Equity Offer Agreement between MP3.com and Arkaro S.A. of even date herewith (the "IPO Equity Offer Agreement") if it has not received such $45 million by July 15, 1999, in which event no party shall have any obligation under this Agreement or the IPO Equity Offer Agreement. Beginning with the first quarter of 2001 and for the remainder of this Agreement, on the first day of the first month for each quarter Buyer shall pay MP3.com scheduled payments in the exact amount listed on Exhibit A attached hereto by draw-downs against the letter of credit contemplated by Section 2.5. Buyer shall make all such prepayments referred to herein to MP3.com in the form of (i) a wire transfer to MP3's account at Imperial Bank, 701 "B" Street, Suite 600, San Diego, CA 92101, Routing# 122201444, Account# 0038-051-008, or any other account previously approved in writing by MP3.com, (ii) actual delivery of a cashier's check to MP3.com, or (iii) as otherwise agreed to in writing by MP3.com.

                2.4 LATE PAYMENTS; TAXES. Any late payments under this Agreement will be assessed a service fee of one and one-half percent (1.5%) per month, to the extent allowed by law. All fees owed by Buyer to MP3.com are exclusive of, and Buyer shall pay, all sales, use, excise and other taxes which may be levied upon either party in connection with this Agreement, except for taxes based on MP3.com's net income.

                2.5 LETTER OF CREDIT. No later than July 16, 1999, in order to secure Buyer's remaining payment obligations following receipt of the payment contemplated by Section 2.3(i), Buyer shall cause to be delivered to MP3.com an irrevocable letter of credit in the face amount of $105 million issued by a financial institution acceptable to MP3.com in its sole discretion and naming MP3.com as beneficiary thereunder. Such letter of credit shall be in form and substance satisfactory to MP3.com in its reasonable discretion and shall provide for the drawing of funds upon receipt of a certificate from an officer of MP3.com.

        3. LVMH AS PRINCIPAL ADVERTISER. Buyer agrees that the Media purchased under this Agreement is expected and intended to be primarily for use with brands affiliated with LVMH. Buyer may request that Media purchased be used for brands of a similar quality of other


                                       2.

entities in which Buyer affiliates have investments, subject to MP3.com's approval of any other such brands which approval shall not be unreasonably withheld.

        4. DELIVERY OF ADVERTISER CONTENT. Buyer will deliver to MP3.com such materials, logos and designs as may be reasonably requested by MP3.com in connection with the performance of MP3.com's obligations under this Agreement. Any materials so delivered are hereinafter referred to as "Advertiser Content." In the event that any Advertiser Content as delivered does not conform to the technical specifications supplied by MP3.com, or any Advertiser Content does not arrive when specified by MP3.com in order to meet the agreed-upon start date for delivery of the related Media under this Agreement, then MP3.com may, in its discretion: (a) refuse such Advertiser Content and, if available, substitute any prior Advertiser Content in MP3.com's possession or (b) delay delivery of the related Media until Buyer shall have delivered a corrected copy of such Advertiser Content. At all times, MP3.com will use its best efforts to emulate and display Advertiser Content with a similar quality of presentation and an overall look-and-feel of the LVMH brands (or other mutually agreed-upon providers' brands) to which the Advertiser Content relates.

        5.      LICENSE.

                5.1 ADVERTISER CONTENT LICENSE. MP3.com's obligations to deliver Media under this Agreement is conditioned upon LVMH (or any other mutually agreed-upon provider of Advertiser Content) granting to MP3.com a non-exclusive, royalty-free, worldwide license to use, reproduce, distribute, create derivative works of, publicly perform, publicly display and digitally perform the Advertiser Content on or in conjunction with the Website and the Media delivered hereunder. Title to and ownership of all intellectual property rights of the Advertiser Content shall remain with LVMH (or such other mutually agreed-upon provider of Advertiser Content) or its third party licensors. MP3.com hereby confirms that the foregoing license shall be used solely in connection with the production and delivery of Media under this Agreement.

                5.2 TRADEMARKS. None of the Parties hereto may use any other party's trademarks, service marks, trade names, logos, or other commercial or product designations (collectively, "Marks") for any purpose whatsoever without the prior written consent of the other Party. Notwithstanding the foregoing, MP3.com's obligation to deliver Media under this Agreement is conditioned upon LVMH (or such other mutually agreed-upon provider of Advertiser Content) granting to MP3.com a non-exclusive, nontransferable, royalty-free, worldwide license to use LVMH's (or such other mutually agreed upon provider of Advertiser Content's) Marks on the Website for the purposes of marketing, promotion, and content directories or indexes, and in electronic or printed advertising, publicity, press releases, newsletters and mailings about the Website or MP3.com. Such use of LVMH's marks shall be subject to the prior approval of LVMH, which approval shall not be unreasonably withheld.

        6. REPORTS. Within sixty (60) days of the end of each quarter, MP3.com will provide Buyer standard MP3.com reports summarizing the quantity, frequency, placement and distribution of the Media delivered during the preceding quarter. Buyer acknowledges and agrees that any statistics or other information provided to Buyer pursuant to this Section 5 shall be deemed "Confidential Information" of MP3.com. Buyer agrees to hold such Confidential


                                       3.

Information in strict confidence and not to disclose such Confidential Information to any third parties.

        7. RECORDS AND AUDITS. MP3.com shall keep complete and accurate records pertaining to the pricing and sale or other disposition of the Media in sufficient detail to permit Buyer to confirm the accuracy of all purchases made hereunder. Buyer shall have the right to cause an independent, certified public accountant reasonably acceptable to MP3.com to audit such records to confirm the determination of pricing hereunder for the preceding year. Such audits may be exercised during normal business hours upon at least 30 working days' prior written notice to MP3.com. Audits may be conducted no more than once in any calendar quarter. Buyer shall bear the full cost of any such audits.

        8.      REPRESENTATIONS AND WARRANTIES.

                8.1 ADVERTISER MATERIAL. Buyer shall be solely responsible for any legal liability arising out of or relating to the composition of the Advertiser Content and any material to which users can link through the Advertiser Content (collectively, the "Advertiser Material"). Buyer represents and warrants that the Advertiser Material does not and will not: (a) infringe on any third party's copyright, patent, trademark, trade secret or other proprietary rights or right of publicity or privacy; (b) violate any law, statute, ordinance or regulation, including without limitation the laws and regulations governing export control, unfair competition, antidiscrimination or false advertising; (c) be defamatory or trade libelous; (d) be defamatory, harmful to minors, obscene or child pornographic; (e) be materially false, misleading or inaccurate or cannot be promptly fulfilled, or (f) contain viruses, trojan horses, worms, time bombs, cancelbots or other similar harmful or deleterious programming routines. Buyer agrees to defend, indemnify and hold harmless MP3.com and its directors, officers, agents and employees for any and all losses, costs, liabilities or expenses (including without limitation reasonable attorneys' and expert witnesses' fees) incurred or arising from: (a) any breach of the foregoing representations or warranties; (b) any claim arising from the sale of license of Buyer's or LVMH's (or such other mutually agreed-upon provider's) goods or services; or (c) any other act, omission or representation by Buyer. MP3.com may participate in the defense at its option and expense.

                8.2 USE OF ADVERTISER CONTENT. MP3.com represents and warrants that it shall not place Advertiser Content with other content that: (a) infringes on any third party's copyright, patent, trademark, trade secret or other proprietary rights or right of publicity or privacy; (b) violates any law, statute, ordinance or regulation, including without limitation the laws and regulations governing export control, unfair competition, antidiscrimination or false advertising; (c) is defamatory or trade libelous; (d) is defamatory, harmful to minors, obscene or child pornographic; (e) is materially false, misleading or inaccurate or cannot be promptly fulfilled, or (f) contains viruses, trojan horses, worms, time bombs, cancelbots or other similar harmful or deleterious programming routines. MP3.com agrees to defend, indemnify and hold harmless Buyer and its directors, officers, agents and employees for any and all losses, costs, liabilities or expenses (including without limitation reasonable attorneys' and expert witnesses' fees) incurred or arising from any breach of the foregoing representations or warranties.


                                       4.

                8.3 DUE AUTHORIZATION. Each Party has all necessary corporate power and authority under all applicable provisions of law to execute and deliver this Agreement and to carry out its provisions. All corporate action on each Party's part required for the lawful execution and delivery of this Agreement and any related agreements has been effectively taken. Upon its execution and delivery, this Agreement will be a valid and binding obligation of each Party, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights and (b) general principles of equity that restrict the availability of equitable remedies.

        9.      DISCLAIMER OF WARRANTIES; LIMITED REMEDY. Except as set forth in
Section 8.2, MP3.com provides the Website and all services performed hereunder "AS IS" and without any warranty of any kind. EXCEPT AS SET FORTH IN SECTION 8.2, MP3.COM MAKES NO REPRESENTATIONS, WARRANTIES OR GUARANTEES OF ANY KIND, EITHER EXPRESS OR IMPLIED WITH RESPECT TO THE MEDIA PROVIDED, THE ADVERTISER CONTENT OR THE FUNCTIONALITY, PERFORMANCE OR RESULTS OF USE THEREOF, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHER WARRANTIES ARISING BY USAGE OF TRADE, COURSE OF DEALING OR COURSE OF PERFORMANCE. MP3.com does not guarantee continuous or uninterrupted display or distribution of any Advertiser Content. In the event of interruption of display or distribution of the Advertiser Content, MP3.com's sole obligation shall be to restore service as soon as commercially practicable. If MP3.com does not deliver a specific Media that it had previously agreed to deliver within a given quarter, Buyer's sole remedy shall be to receive a refund of an amount equal to the dollar amount allocated for that specific Media in such quarter; provided, however, that if such failure to deliver specific Media is due to an interruption in service on the Website, in lieu of such a refund, MP3.com agrees to deliver the specific Media as soon as practicable in the following quarter.

        10. CONSEQUENTIAL DAMAGES DISCLAIMER. IN NO EVENT SHALL MP3.COM BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING BUT NOT LIMITED TO SUCH DAMAGES ARISING FROM BREACH OF CONTRACT OR WARRANTY OR FROM NEGLIGENCE OR STRICT LIABILITY), OR FOR INTERRUPTED COMMUNICATIONS, LOSS OF USE, LOST BUSINESS, LOST DATA OR LOST PROFITS, INCOME OR GOODWILL, THE REJECTION OR REMOVAL OF ANY Advertiser Content, OR ANY DELAY IN DISPLAYING OR THE FAILURE TO DISPLAY ANY LVMH CONTENT, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

        11. LIMITATION OF LIABILITY. NOTWITHSTANDING ANY OTHER PROVISIONS OF THIS AGREEMENT, MP3.COM'S AGGREGATE LIABILITY TO BUYER AND/OR ANY THIRD PARTY UNDER ANY CLAIMS RELATING TO OR ARISING OUT OF THIS AGREEMENT SHALL NOT EXCEED AN AMOUNT GREATER THAN THE AMOUNTS RECEIVED UNDER THIS AGREEMENT DURING THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING SUCH CLAIM.

        12.     TERM AND TERMINATION.


                                       5.

                12.1 TERM OF AGREEMENT. The term of this Agreement shall commence on the Effective Date and shall remain in full force and effect until June 30, 2002.

                12.2 TERMINATION FOR DEFAULT. Buyer or MP3.com may terminate this Agreement:

                        (a) Except as set forth in Section 9, immediately upon written notice if the other Party breaches a material term or condition of the Agreement and does not cure such breach (or commence a cure in a manner reasonably satisfactory to the non-breaching party) within ninety (90) days (or ten (10) days in the event of nonpayment of money) after written notice of such breach; or

                        (b) Immediately upon written notice if the other ceases to do business, or otherwise terminates its business operations, except as a result of a permitted assignment; or

                        (c) Immediately upon written notice if the other shall fail to promptly secure or renew any license, registration, permit, authorization or approval for the conduct of its business in the manner contemplated by this Agreement or if any such license, registration, permit, authorization or approval is revoked or suspended.

                12.3 RIGHTS AND OBLIGATIONS UPON TERMINATION. In the event this Agreement expires or is terminate: (a) each Party shall cooperate with the others in order to effect an orderly termination of the relationship created by this Agreement, including each Party's prompt return of any Confidential Information. Termination of this Agreement shall not limit any Party from pursuing other remedies available to it, including injunctive relief. The parties' rights and obligation under Sections 8, 9, 10, 11 and 12, and the provisions regarding "Confidential Information" under Section 6, shall survive termination or expiration of this Agreement.

        13. EXCLUSIVE RIGHT OF FIRST NEGOTIATION FOR JOINT VENTURE AGREEMENT. Buyer shall have the exclusive right to negotiate the terms of a joint venture between Buyer (or such other entity affiliated with Buyer) and MP3.com covering the territories of Europe and Asia (the "Joint Venture Agreement"). Buyer and MP3.com shall negotiate in good faith for a period of ninety (90) days following the effective date of MP3.com's IPO to enter into the definitive Joint Venture Agreement on mutually-acceptable terms and to establish the joint venture. If Buyer and MP3.com do not enter into a definitive Joint Venture Agreement within ninety (90) days of the effective date of the IPO, such right shall terminate and each party shall have no further obligations of any kind or nature to each other with respect to the joint venture. The Parties hereto agree that the failure to enter into a joint venture, for any reason or no reason at all, shall not constitute a breach of this Agreement. Buyer further agrees that it would have entered into this Agreement and made the specific commitments in Section 2 herein irrespective of whether or not the joint venture was established.

        14.     GENERAL PROVISIONS.

                14.1 ENTIRE AGREEMENT. This Agreement, together with any Exhibits attached hereto, represents the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all prior agreements and communications of the Parties, oral or written.


                                       6.

                14.2 AMENDMENT AND WAIVER. No amendment to, or waiver of, any provision of this Agreement shall be effective unless in writing and signed by all Parties hereto. The waiver by any party of any breach or default shall not constitute a waiver of any different or subsequent breach or default.

                14.3 GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California without giving effect to principles of conflicts of laws. Buyer agrees to submit to jurisdiction in California and further agrees that any cause of action arising under this Agreement must be brought exclusively in a court in San Diego County, California.

                14.4 SUCCESSORS AND ASSIGNS. No Party shall assign its rights or obligations under this Agreement without the prior written consent of the other Party, which shall not unreasonably be withheld or delayed. Notwithstanding the foregoing, each Party may assign this Agreement to an entity who acquires substantially all of the stock or assets of a Party to this Agreement; provided that consent will be required in the event that the non-assigning Party reasonably determines that the assignee will not have sufficient capital or assets to perform its obligations hereunder, or that the assignee is a direct competitor of the non-assigning party. All terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted transferees, successors and assigns.

                14.5 FORCE MAJEURE. No Party shall be liable for failure to perform or delay in performing any obligation (other than the payment of money) under this Agreement if such failure or delay is due to fire, flood, earthquake, strike, war (declared or undeclared), embargo, blockade, legal prohibition, governmental action, riot, insurrection, damage, destruction or any other similar cause beyond the control of such party.

                14.6 NOTICES. All notices, requests and other communications called for by this agreement shall be deemed to have been given immediately if made by telecopy or electronic mail (confirmed by concurrent written notice sent via overnight courier for delivery by the next business day), if to MP3.com at 10350 Science Center Dr., #14, San Diego, CA 92121, attention President (e-mail: robin@mp3.com), with a copy to its Director of Legal Affairs (e-mail: przes@mp3.com), and if to Buyer at the physical and electronic mail addresses set forth on the signature page of this Agreement, or to such other addresses as each Party shall specify to the other Party. Notice by any other means shall be deemed made when actually received by the Party to which notice is provided.

                14.7 SEVERABILITY. If any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason, such invalidity, illegality or unenforceability shall not effect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

                14.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which taken together shall constitute a single instrument. Execution and delivery of this Agreement may be evidenced by facsimile transmission.


                                       7.

                14.9 AUTHORITY. Each of the Parties represents and warrants that the negotiation and entry of this Agreement will not violate, conflict with, interfere with, result in a breach of, or constitute a default under any other agreement to which they are a party.

                14.10 ATTORNEYS FEES. The prevailing party in any action to enforce this Agreement shall be entitled to reimbursement of its expenses, including reasonable attorneys' fees.


                                       8.

The Parties have caused this Agreement to be duly executed as of the Effective Date.



MP3.COM, INC.                                    GROUPE ARNAULT



By:__________________________________________    By:____________________________________________
Name:  Robin Richards                            Name:  Jean-Bernard Tellio
Title:  President and Chief Operating Officer    Title:  Vice President Investments and
                                                         Information Technology

Date:  July 10, 1999                             Date:  July 10, 1999


Address:  10350 Science Center Drive             Address:  30 Ave. Hoche
          Building #14                                     Paris 75008
          San Diego, CA 92121                              France
e-mail:   legal@mp3.com                          e-mail:   jb.tellio@lvmh.fr


                                       9.

                                    EXHIBIT A

                             MEDIA PURCHASE SCHEDULE


QUARTERLY PAYMENT SCHEDULE:                            PURCHASE AMOUNT:
---------------------------                            ----------------


   1999          Q4                                      $ 5,000,000*

   2000          Q1                                      $ 6,500,000*
                 Q2                                      $ 8,500,000*
                 Q3                                      $11,000,000*
                 Q4                                      $14,000,000*

   2001          Q1                                      $15,000,000
                 Q2                                      $17,000,000
                 Q3                                      $18,500,000
                 Q4                                      $19,500,000

   2002          Q1                                      $17,500,000
                 Q2                                      $17,500,000
                                                     -------------------

                                TOTAL:                   $150,000,000


* -- Amounts to be prepaid no later than July 13, 1999.